SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-12

PIMCO Income Opportunity Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Shareholder Name Address 1 Address 2 Address 3

YOUR PROMPT ATTENTION IS REQUESTED

RE:	PIMCO DYNAMIC INCOME FUND (“PDI”)

PIMCO INCOME OPPORTUNITY FUND (“PKO”)

Dear Shareholder:

We have been trying to get in touch with you regarding a time sensitive matter pertaining to your investment in one or more of the above listed Funds. This matter pertains to an important operating initiative for the Fund which requires your response.

It is important that we speak with you regarding this matter. The call will only take a few moments of your time and there is no confidential information required.

Please contact us toll-free at 1-800-814-0439 between 9:00 a.m. and 10:00 p.m. Eastern time Monday through Friday. At the time of the call please reference the number listed below.

Thank you in advance for your participation.

ID NUMBER:    1234567

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IMPORTANT NOTICE YOUR RESPONSE IS NEEDED
PIMCO
July 20, 2021
To our shareholders:
The Board of Trustees of PIMCO Dynamic Income Fund (“PDI”) & PIMCO Income Opportunity Fund (“PKO”) is requesting that shareholders vote on proposals relating to the reorganizations of each of PKO and PIMCO Dynamic Credit and Mortgage Income Fund (“PCI”) with and into PDI (the “Reorganizations”) at a Special Meeting of Shareholders scheduled for August 6, 2021 (the “Special Meeting”).
please take a moment now to cast your vote
Information regarding the Special Meeting and the proposals can be found in the joint proxy statement/prospectus. For your convenience, the joint proxy statement/prospectus is also located at https://vote.proxyonline.com/PIMCOFunds/docs/PDI__PKO_PROXY.pdf. For assistance in voting your shares, please call 1 (800) 814-0439 Extension 12.
PROXY VOTING OPTIONS
1. MAIL your signed and voted proxy back in the postage paid envelope provided
2. ONLINE at the website indicated on the enclosed proxy card
3. By PHONE with a live operator when you call toll-free 1-800-814- 0439 Ext. 12 Monday through Friday 9 a.m. to 10 p.m. Eastern Time
What are shareholders being asked to approve?
PDI - shareholders are asked to approve the issuance of additional common shares of beneficial interest of PDI to be issued to the common shareholders of PKO and PCI in connection with the acquisition by PDI of all of the assets and liabilities of each of PKO and PCI.
PKO - shareholders are asked to approve an Agreement and Plan of Reorganization pursuant to which PKO would be reorganized with and into PDI.
How will the Reorganizations affect my investment?
If you are a shareholder of PDI, the Reorganizations will not affect the number of PDI shares that you own or the net asset value of those shares. Because PDI will issue additional common shares in connection with the Reorganizations, your shares will represent a smaller portion of PDI’s assets and voting rights following the Reorganizations. If you are a shareholder of PKO, you will receive common shares of PDI (and cash in lieu of fractional shares, if any) with a net asset value equal to the net asset value of the common shares of PKO that you own on the date of the consummation of the Reorganization of PKO into PDI.
Why has the Board recommended the Reorganizations?
The Board believes the Reorganizations will benefit shareholders of each Fund in several ways, including but not limited to the potential for greater access to attractive investment opportunities and investment efficiencies for the combined fund as well as greater secondary market liquidity and increased trading volume relative to each fund as a result of the combined fund’s larger asset base, which may result in potentially tighter bid-ask spreads and better trade execution for the combined fund’s shareholders when purchasing or selling shares.
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